Exhibit 10.50

December 20, 2021

Mostafa Nagaty

Re:	KREF Transition Terms

Dear Mostafa:

This will confirm the terms of transition from your role as Chief Financial Officer and Treasurer of KKR Real Estate Finance Trust Inc. (“KREF”) that we have discussed following your expressed desire to step down from such role.  Please acknowledge your agreement with these terms by signing and returning a copy of this letter to my attention.

Transition Period and Responsibilities.  You will continue actively and on a full-time basis in the Chief Financial Officer and Treasurer role for KREF through and including March 1, 2022.  From March 2, 2022 through and including April 30, 2022, you will cease to serve as Chief Financial Officer and Treasurer of KREF, but will continue to provide support services to KREF and its new Chief Financial Officer and Treasurer.  Beginning on May 1, 2022, your affiliation with and services to KREF will cease.

Compensation.  In exchange for the transition services contemplated by this letter, you will continue to receive payment of your regular base salary through April 30, 2022, and you will be eligible to be awarded a pro rata discretionary bonus for 2022.

KREF Restricted Stock Units.  Subject to your continuing to provide services to KREF as contemplated by this letter through and including April 30, 2022, and continuing to comply with all of your other obligations, you will continue to vest in your KREF restricted stock units pursuant to the Amended and Restated KKR Real Estate Finance Trust Inc. 2016 Omnibus Incentive Plan through October 1, 2022, and any service requirements through October 1, 2022, for that vesting to occur will be waived accordingly.

Acknowledgment of No Claims.  You hereby acknowledge that you do not presently have, and you are not aware of, any claims against KREF or any disputes between you and KREF.

As noted, please confirm your acknowledgment and agreement to the foregoing terms by signing and returning a copy of this letter to my attention by email.

Very truly yours,

/s/Patrick Mattson
Patrick Mattson

Acknowledged & Agreed:
/s/Mostafa Nagaty	Date: December 20, 2021
Mostafa Nagaty